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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2010

SUN HYDRAULICS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	0-21835	59-2754337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 West University Parkway, Sarasota, Florida	34243
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 941-362-1200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

In November 2007, the Company acquired 1,183,847 newly-issued shares of Series B Convertible Preferred Stock of High Country Tek, Inc. (“HCT”), , a privately-held corporation in Nevada City, California, for $1.68941 per share, or a total purchase price of $2 million. In addition, the Company purchased 500,000 shares of HCT common stock from certain shareholders of HCT for $0.75 per share, for a total purchase price of $375,000. As a result of these purchases, the Company owns approximately 48% of the outstanding shares of common stock of HCT and all of the shares of Series B Preferred Convertible Stock. HCT also has 909,450 shares of Series A Preferred Stock outstanding. One member of HCT’s four member board of directors is designated by the Company.

Also in November 2007, the Company also entered into option agreements (the “Option Agreement”) with the holders of approximately 90% of the outstanding securities of HCT not owned by the Company, enabling the Company, at its sole option, to purchase all of the HCT securities held by such persons after delivery of audited financial statements as of December 31, 2009. The purchase price for such securities under the option agreements is determined by a formula valuation based upon HCT’s 2009 revenues and earnings before interest, taxes, depreciation and amortization, as described in the Securities Purchase Agreement dated November 30, 2007, between the parties (the “Securities Purchase Agreement”).

In March 2009, the Company agreed to make certain working capital available to HCT, conditioned upon the agreement of holders of not less than 90% of all of the outstanding shares of each class of HCT capital stock not already owned by the Company to reduce the purchase price under the Option Agreement by the amount of all unpaid borrowings by HCT from the Company in excess of $500,000. The Company’s aggregate loans to HCT total $1.5 million.

The Company and HCT have now agreed to postpone the measurement period under the formula and the exercise period within which the Company may exercise its option. Accordingly, the two companies as of March 31, 2010, entered into an Amendment to Securities Purchase Agreement (the “Amendment”), conditioned upon agreement by the holders of 90% of the outstanding HCT securities not owned by the Company, to the terms set forth in the Amendment.

Under the Amendment, the measurement period for calculating the purchase price for outstanding HCT securities will begin July 1, 2010 and end June 30, 2011. The period within which the Company may, but is not required to, exercise its purchase option is the 30 day period following delivery by HCT of its audited financial statements for the 12 months measurement period. On September 29, 2010, the Company executed amendments to the Option Agreement received from the requisite number of HCT security holders.

HCT is in the business of developing, manufacturing and distributing modular, microprocessor-based software and ruggedized hardware for mobile equipment, used in construction, agriculture, mining, transportation and other industries. HCT sells over 20 proprietary products, and a number of additional products to customer designs and specifications via the Company’s contract manufacturing services business, to over 100 accounts in the United

States, Canada, and Europe. Products are distributed through more than 20 distribution channels. The Company views HCT as an attractive strategic investment opportunity, adding products, sales personnel and system integration capability that complement the Company’s business strategy, enabling the Company to get closer to its customers and better understand their electro-hydraulic system requirements.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1 Amendment to Securities Purchase Agreement between Sun Hydraulics Corporation and High Country Tek, Inc., dated as of March 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HYDRAULICS CORPORATION

By:	/s/ Tricia L. Fulton
Tricia L. Fulton
Chief Financial Officer (Principal
Financial and Accounting Officer)

Dated: September 30, 2010